[INFRACORPS INC. LETTERHEAD]

                              FOR IMMEDIATE RELEASE

        INFRACORPS INC. ANNOUNCES PREFERRED STOCK REDEMPTION AND SALE

      Richmond, Virginia - January 13, 1999 - INFRACORPS Inc. (formerly ETS International, Inc.) (NASDAQ OTC - "INFC" formerly "ETSI") announced today the redemption of 2,500,000 shares of its Series A Convertible Preferred Stock held by The Thomas W. Marmon Trust at $0.50 per share payable with $250,000 cash and a promissory note for $1,000,000 bearing 8% interest due March 31, 1999 and secured by 2,000,000 shares of Series A Convertible Preferred Stock. In a related matter, Mr. Thomas W. Marmon, a member of the Board of Directors of the Company elected by the holders of the Series A Convertible Preferred Stock, resigned from the Board of Directors.

      In a subsequent transaction, Dr. Allen Kahn has agreed to purchase 1,000,000 shares of the Company's Series A Convertible Preferred Stock at $1.00 per share, payable in $150,000 cash and forgiveness of a promissory note for $850,000 which was secured by the Company's assets. Dr. Allen Kahn will join the Board of Directors of the Company as elected by the holders of the Series A Convertible Preferred Stock.

      These two transactions will result in a $1,250,000 non-operating profit for the Company for its third quarter ended December 31, 1998 and effectively makes the Company's assets available to secure a bank line-of-credit. The Company is currently seeking to establish a working line-of-credit with a qualified bank.

      InfraCorps  installs  and  rehabilitates   subsurface  pipelines  for  the
transmission of water, waste and natural gas utilizing conventional methods and trenchless technologies.

CONTACT:

InfraCorps Inc.  (formerly ETS International, Inc.)
Warren E. Beam, Jr., CPA, Corporate Controller (or) Navin D. Sheth, CFO
804 272 1542 (direct) or 800 365 2203           804 272 1923 (direct)